SUBADVISORY AGREEMENT
THIS SUBADVISORY AGREEMENT (the "Agreement") is entered into as ofthe 29th day of April, 2016 by and between Robert W. Baird & Co. Incorporated, a Wisconsin corporation ("Advisor"), and L2 Asset Management, LLC, a limited liability company organized under the laws of Delaware ("Subadvisor").
WITNESSETH
WHEREAS, Baird Funds, Inc., a Wisconsin corporation (the "Corporation"), is an openend investment company registered under the Investment Company Act of 1940, as amended (the" 1940 Act'');
WHEREAS, Advisor is a federally registered investmen~ adviser, engaged in the business of rendering investment advisory services;
WHEREAS, pursuant to an Investment Advisory Agreement between the Corporation and the Advisor dated December 30, 20 13 (the ''Advisory Agreement"), the Corporation has retained Advisor to act as its investment advisor with respect to certain series of the Corporation;
WHEREAS, the Advisory Agreement permits Advisor to delegate certain of its duties to a subadvisor, subject to the requirements ofthe 1940 Act; and
WHEREAS, Advisor desires to retain Subadvisor as subadvisor with respect to the Corporation's series named on an Exhibit to this Agreement (each, a "Fund" and collectively, the "Funds").
NOW, THEREFORE, Advisor and Subadvisor mutually agree as follows:
1. Appointment of the Subadvisor. Effective on Apri130, 2016, Advisor hereby appoints Subadvisor as subadvisor for the Funds, and Subadvisor agrees to accept such appointment, subject to the terms ofthis Agreement. Subject to the direction ofthe Board of Directors ofthe Corporation (the "Board") and the supervision of Advisor, Subadvisor shall manage the investment and reinvestment ofthe assets of the Funds in accordance with each Fund's investment objective and policies and limitations as described in the Fund's prospectus and statement of additional information, for the period and upon the terms herein set forth. The investment of funds shall also be subject to all applicable restrictions of the Articles of Incorporation and By-Laws ofthe Corporation as may from time to time be in force.
2. Duties of Subadvisor.
(a) Investments. Subject to the 1940 Act, the directions of Advisor and the Board, the investment objective, policies and restrictions of each Fund as set forth in the Corporation's current registration statement on Form N-1 A and the compliance policies and procedures ofsuch Fund, Subadvisor shall have the sole and exclusive responsibility for making all investment decisions for each Fund, including the purchase, retention, monitoring and disposition of investments (the "Investments") on behalf ofthe Fund. In providing these services, Subadvisor will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Investments. Advisor will provide Subadvisor with reasonable assistance in connection with Subadvisor's activities under this Agreement, including without limitation, providing such information concerning each Fund, its daily funds available for investment and general affairs ofthe Corporation as Subadvisor may request.
(b) Allocation ofBrokerage. Subject to the supervision of Advisor and the Board, Subadvisor is authorized and directed to establish and maintain accounts on behalf ofthe Funds, place orders for the purchase and sale of Investments with or through such persons, brokers or dealers as Subadvisor may elect, and negotiate commissions to be paid on such transactions. In selecting brokers or dealers and placing orders, Subadvisor will seek to obtain the most favorable combination of price and execution available (considering all factors it deems relevant under the circumstances, including price, size oftransaction, nature ofthe market for the security, amount of commission, ifany, timing, reputation of broker or dealer and other factors)~ except to the extent it may be permitted to pay higher brokerage commissions tbr brokerage and research services as provided below.
Subadvisor may cause each Fund to pay a broker that provides brokerage and research services to the Subadvisor a commission in excess ofthe commission that another broker would have charged for effecting that transaction provided: (i) Subadvisor determines in good faith that the commission is reasonable in relation to the value ofthe brokerage and research services provided by the executing broker in the terms ofthe particular transaction;
(ii) such commission is paid in material compliance with all applicable state and federal laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended, and in accordance with this Agreement; and (iii) in the opinion ofthe Subadvisor, the total commissions paid by each Fund will be reasonable in relation to the services received. Subadvisor shall provide such information regarding any such "soft dollar" arrangements that the Subadvisor maintains with respect to each Fund as may be requested from time to time by each Fund and Advisor.
To the extent not prohibited by applicable law, Subadvisor may aggregate the securities to be sold or purchased to seek to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation ofthese securities and the expenses incurred in the transaction will be made by Subadvisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to each Fund and its other clients.
(c) Affiliated Transactions. Subadvisor and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to any Fund; provided, however, Subadvisor may purchase securities ot· other instruments from or sell securities or other instruments to a Fund if such transaction is permissible under applicable law and the Fund's procedures or in accordance with an exemptive order and (ii) approved in advance by Advisor. In the event ofany such transaction, the transaction shall be reported to the Board on a quarterly basis.
·(d) Bookfi and Records. Subadvisor will maintain all books and records required to be maintained by Subadvisor pursuant to Rule 31 a-1 (f) under the 1940 Act with respect to its management ofthe Funds, and will furnish to Advisor or to a Fund in a timely manner copies of all such books and records upon written request. Subadvisor ':"ill also preserve such books and records for the periods prescribed in Rule 31a-2(e) under the 1940 Act. All books and records shall remain the sole property of the Corporation and shall be promptly surrendered to the Corporation upon request, provided that Subadvisor may retain a copy of the books and records. Upon reasonable request during normal business hours on any business day, all books and records maintained by Subadvisor under this Agreement will be promptly made available to the Corporation or Advisor at its expense. Notwithstanding the foregoing, the Subadvisor shall be permitted to use the investment perfonnance of each Fund for the period during which Subadvisor serves as an "investment adviser" to the Fund (as such term is defined in Section 2(a)(20) of the 1940 Act), and have possession or access to all records relating thereto, in any manner permitted by law and subject to Section 8 hereof, other than to offer or sell any Fund shares.
(e)
ll'[{ormation Provided by Subadvisor. As Advisor or the Board may reasonably request, Subadvisor will furnish reports on portfolio transactions and reports on Investments held in the portfolio in such detail as the requesting party may reasonably request. Subadvisor will prepare, subject to review by Advisor, a letter to shareholders to be included in each Fund's semi-annual reports. As mutually agreed upon by ~he parties to this Agreement, Subadvisor also will provide the Funds and Advisor quarterly economic and investment analyses and reports or other investment services normally available to Subadvisor's other clients. Upon reasonable advance notice, Subadvisor will make its officers and employees available to meet with Advisor and the Board at the Corporation's principal place of business or another mutually agreed location to review the Investments ofthe Funds. Subadvisor will promptly inform the Corporation and Advisor of material changes in investment strategy, tactics or key personnel. Subadvisor will provide reasonable prior notice of any changes to Subadvisor's ownership. Upon reasonable advance notice, Subadvisor also will provide information to the Advisor reasonably necessary to assist the Advisor in ensuring the Funds' compliance with the Internal Revenue Code of 1986, the 1940 Act, the Securities Act of 1933, as amended (the" 1933 Act"), and any state securities law, rule or regulation.

(f)
Custody Arrangements. Subadvisor acknowledges receipt of a Custody Agreement for each Fund and, to the extent within its control, will comply in all material respects with the provisions of that agreement that relate to the Subadvisor's duties hereunder. On each business day, Subadvisor will provide each Fund's custodian with information relating to all transactions concerning each Fund's assets as Advisor or the custodian reasonably requests.

(g)
Voting ofProxies. Subadvisor shall be responsible tbr voting proxies with respect to securities held by each Fund in accordance with Subadvisor's proxy voting policy as approved by the Board. Subadvisor shall provide the Corporation, in a timely manner, the proxy voting records of each Fund as required by Form N-PX and such other information regarding proxy voting as may reasonably be requested by the Fund's Board of Directors or Advisor.

(h)
Agent. Subject to any other written instructions of Advisor, the Corporation or the Funds, Subadvisor is hereby appointed as Advisor's, the Corporation's and the Funds' agent and attorney-in-fact for the limited purpose of executing .account documentation, agreements, contracts and other documents as Subadvisor is requested by brokers, dealers, counterparties and other persons in connection with its management of Fund assets, including the Investments; provided, however, that any such documentation that the Subadvisor shall execute shall comply in all material respects with all laws, rules and regulations applicable to the business of the Corporation, including but not limited to the 1940 Act and the rules and regulations thereunder. Subadvisor shall provide Advisor and the Corporation with copies ofany documents executed on behalf of the Corporation hereunder as soon as possible after the execution of any such documents.
(i)
Compliance with Applicable Law and Governing Documents. With respect to all matters relating to its performance under this Agreement, Subadvisor and its directors, otlicers\ partners and employees will act in accordance in all material respects with applicable law and with the Corporation's governing instruments and regulatory filings, including the Corporation's Articles of Incorporation, By-Laws, currently effective Registration Statement under the 1940 Act and the 1933 Act, Notice of Eligibility under Rule 4.5 of the Commodity Exchange Act (the "CEA") and compliance policies and procedures adopted pursuant to Rule 38a-I under the 1940 Act and the Funds' Prospectuses, policies and procedures, copies of which Advisor has provided to Subadvisor prior to the date hereof, (collectively, "Governing Instruments and Regulatory Filings") and any reasonable instructions or directions ofthe Corporation, the Board or Advisor provided in writing. Advisor will promptly provide Subadvisor with any material amendments, supplements or other changes to the Governing Instruments and Regulatory Filings, and upon receipt, Subadvisor will act in accordance with such amendments, supplements or other changes.

(j)
Corporation's Name; Advisor's Name; Subadvisor 's Name. Subadvisor will have no rights relating to the Corporation's name, a Fund's name or in the name "Baird" as it is used in connection with investment products, services or otherWise, and Subadvisor will make no use of such names without the express written consent ofthe Corporation, such Fund or Advisor, as the case may be; provided that notwithstanding anything in this Agreement, Subadvisor shall be entitled to use a Fund's name and the name "'Baird" in Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization and in marketing materials for the limited purpose of indicating that Subadvisor is the subadvisor to the Fund. Subadvisor may use a Fund's name and "Baird" in marketing materials for other purposes subject to prior review and approval by Advisor. Neither the Corporation nor Advisor may use the name of the Subadvisor or any derivative thereof in connection with the Fund or any investment product managed or advised by Advisor or any of its Affiliates without the express written consent of Subadvisor; provided, however, that the Corporation and Advisor shall be entitled to use the name of Subadvisor in Form N-1 A. Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization and in marketing materials for the limited purpose of indicating that Subadvisor is the subadvisor to the Fund..

(k)
Personal Securities Transactions. Subadvisor will comply in all material respects with Rule 17j-l under the 1940 Act and Rule 204A-1 of the Advisers Act. Upon reasonable request during any business day, Subadvisor will promptly make available to Advisor or any Fund any reports concerning the Fund required to be made by Subadvisor pursuant to Rule 17j-1 under the 1940 Act. Subadvisor shall promptly inform Advisor and the Funds ofany violations of Rule 204A-1 ofthe Advisers Act required to be reported under subsection (a)(4) of that Rule.

(I)
Fair Valuation. In accordance with the valuation procedures adopted by the Board, as amended from time to time, Subadvisor shall provide reasonable assistance with fair valuation of those securities in which it invests a Fund's assets for which readily available market prices are unavailable.

(m)Regulatory Filings. Subadvisor will provide ·a back-up certification to Advisor in a fonn reasonably satisfactory to each party relating to the Corporation's periodic reports on Form N-CSR and Form N-Q with respect to matters of which Subadvisor hac; firsthand knowledge. The Subadvisor shall provide any necessary documentation and/or certification required by any other regulatory filing applicable to a Fund, including, without limitation, Form N-PX.
(n)
Compliance Oversight. Subadvisor agrees to cooperate with periodic reviews of Subadvisor's compliance program by the Funds' compliance personnel in perfonnance of their responsibilities under Rule 38a-1 of the 1940 Act. Subadvisor agrees to provide to the Funds copies of its compliance program and such additional information and certifications as may reasonably be requested by the Funds' compliance personnel. Subadvisor agrees to promptly notify the Advisor ofany material compliance violations which affect the Funds.

(o)
Section 15(c) Requestfor b?formation. Subadvisor shall provide such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.

3. Services Exclusive; Non-Solicitation.

(a)
Except as consented to by Advisor in writing, during the term ofthis Agreement and for a period of one year thereafter, Subadvisor (and its successors) and any person or entity controlled by Subadvisor will not directly or indirectly. or cause its employees to, act as investment advisor or subadvisor or render investment advice to or sponsor, promote_ or distribute any mutual fund, closed-end fund, unit investment trust or other investment company (or any series or portfolio thereof) registered under the 1940 Act other than the Funds.

(b)
Except as consented to by Advisor in writin·g, during the term of this Agreement and for a period of two years thereafter, Subadvisor (and its successors) and any person or entity controlled by Subadvisor will not directly or indirectly, or cause its employees to, knowingly solicit any investors in the Funds for the purpose of providing investment advice to such investors (other than through the Funds) for a fee or other form of compensation.

4.
Duties of Advisor. Advisor will continue to be responsible for all services to be provided to the Funds pursuant to the Advisory Agreement, arid shall oversee and review Subadvisor's performance under this Agreement.

5.
Independent Contractor. Subadvisor will be an independent contractor in performing its duties under this Agreement and unless otherwise expressly provided herein or otherwise authorized in writing, will have no authority to act for or represent the Corporation, the

Funds or Advisor in any way or otherwise be deemed an agent of the Corporation, the Funds or Advisor.
6. Compensation.
(a)
Advisor will pay Subadvisor a fee (the ''Subadvisory Fee") for its services to each Fund at an annual rate set forth on the Exhibit relating to such Fund.

(b)
The Subadvisory Fee shall be computed daily and shall be paid monthly to the Subadvisor on or before the last business day ofthe next succeeding calendar month. Along with each such monthly payment the Advisor shall provide the Subadvisor with a schedule showing the manner in which such fee was computed.

(c)
If this Agreement becomes effective or terminates before the end ofany month, the fee for the period from the effective date to the end of the month or from the beginning ofsuch month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

(d)
During any month in which Advisor recoups previously waived fees or reimbursed expenses (the "Recoupment") relating to a period d~Jring which the Subadvisory Fee was based on a percentage ofthe net advisory fee received by the Adviser from a Fund, Subadvisor shall be paid the same percentage ofthe Recoupment. The parties acknowledge that Advisor is only entitled to recoup amounts waived or reimbursed for a period ofthree years from the date such amount was waived or reimbursed. Notwithstanding the foregoing, nothing in this Agreement shall obligate Subadvisor to reimburse a Fund or Advisor for any Fund expenses reimbursed by the Advisor.

7. Expenses. Subadvisor shall bear its own expenses incurred by it in connection with its services under this Agreement other than the cost of Investments (including brokerage commissions and other transaction charges, if any, on such investments) purchased or sold by the Funds. In addition, Subadvisor will, from time to time at its sole expense, employ such persons as it reasonably believes to be qualified to assist it in the execution of its duties hereunder. In addition, Subadvisor shall pay the expenses relating to costs of any special meeting ofdirectors or shareholders of a Fund convened as a result ofa change of control or other event affecting Subadvisor that results in an ''assignment" ofthis Agreement within the meaning ofthe 1940 Act. Except to the extent provided in this Section 7, Subadvisor shall not be responsible for the Funds' or the Advisor's expenses, including, but not limited to, the following: {a) charges and expenses for determining a Fund's net asset value or the value ofany Fund asset and the maintenance ofa Fund's books and records and related overhead; (b) the charges and expenses of a Fund's lawyers and auditors; (c) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and/or administrator appointed by the Funds; (d) brokers' commissions, and issue and transfer taxes chargeable to the Funds in connection with securities transactions to which a Fund is a party; (e) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by a Fund to federal, state or other government agencies; (f) fees and expenses required to be paid for registration with the Securities and Exchange Commission (the "SEC"), or any fees and expenses required to be paid for the sale ofa Fund's shares in any state; (g) expenses related to shareholders' and directors' meetings (except in relation to any meetings convened for the primary benefit ofSubadvisor as set forth above), and the preparation, printing and distribution of prospectuses, proxy statements, reports to shareholders and other sales literature of the Funds;
(h) distribution fees payable pursuant to Rule 12b-1 under the 1940 Act; and (i) compensation payable to the Funds' directors.
8.
Sales Literature. Advisor and Subadvisor acknowledge that advertising and sales literature relating to investment companies (such as the Corporation) are subject to strict regulatory oversight. Subadvisor agrees to submit any proposed advertising, marketing material or other sales literature tor a Fund (or any other portfolio of the Corporation) for itself or its affiliates to the Funds' distributor for review and filing with the appropriate regulatory authorities prior to the release of any such material; provided, however, that Subadvisor shall not be obligated to produce any advertising or sales literature tor the Funds.

9.
Representations and Warranties of Subadvisqr. Subadvisor represents and warrants to Advisor, the Corporation, and each Fund as follows:

(a)
Subadvisor: (i) is registered as an investment adviser under the Advisers Act; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order the perform the services contemplated by this Agreement; and (iv) has the authority to enter into and perform the services contemplated by this Agreement.

(b)
Neither Subadvisor nor any officer, director, partner or employee of Subadvisor is subject to any event set forth in Section 9 of the 1940 Act that would disqualify Subadvisor from acting as an investment adviser to an investment company under the 1940 Act. Subadvisor will promptly notify Advisor of the occurrence of any event that would disqualify the Subadvisor from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(c)
Subadvisor will not engage in any transa.ctions subject to the CEA on behalf of a Fund prior to Subadvisor filing a notice of exemption under the CEA with the Commodity Futures Trading Commission (the "CFTC") and the National Futures Association or becoming otherwise qualified to act as a commodity trading advisor or community pool operator, as applicable, under the CEA.

(d)
Subadvisor is a limited liability company duly organized and validly existing under the laws of Delaware with the power to carry on its business as it is now being conducted.

(e)
Upon the approval of this Agreement by the Board and each Fund's shareholders pursuant to Section 15 ofthe 1940 Act, (i) the execution, delivery and performance by Subadvisor of this Agreement are within its powers and have been duly authorized by all necessary action, and (ii) no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement~ and (iii) the execution, delivery and performance by Subadvisor ofthis Agreement do not contravene or constitute a default under any provision of applicable law, rule or regulation, Subadvisor governing instruments or any agreement, judgment, injunction, order~ decree or other instrument binding upon Subadvisor.  ·
(f)  This Agreement is a valid and binding agreement of Subadvisor.
(g)  Subadvisor has provided its current Form ADV, client brochure and applicable brochure supplements (collectively, the "Form ADV") to Advisor (and will promptly provide to Advisor all amendments thereto), and each Form ADV provided to Advisor is and will be a true and ·complete copy of Subadvisor's Form ADV and, to the Subadvisor's knowledge and belief~ the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light ofthe circumstances under which they were made, not misleading.
(h)
Subadvisor has provided its Code of Ethics complying with Rule 204A-1 of the Advisers Act and Rule 17j-1 (c) of the 1940 Act to Advisor along with the certification required by Rule 17j-1 (c)(l )(ii) under the 1940 Act. In accordance with Rule 17j-1, the Subadvisor will submit any material changes to such Code of Ethics to the Board for approval no later than six months after its adoption ofthe material changes. During the term of this Agreement, Subadvisor will annually certify to the Board that it has adopted procedures reasonably necessary to prevent persons subject to such Code from violating the Code of Ethics, and will describe in a written report any issues arising under the Code regarding material violations of the Code and sanctions imposed in response thereto.

(i)
Subadvisor has adopted, maintains and implements written compliance policies and procedures as required by Rule 206(4)-7 of the Advisers Act, including written policies and procedures with regard to the protection of customer records and information, as required by Regulation S-P. Subadvisor will provide Advisor with a summary of its policies and procedures and, upon reasonable request by Advisor, shall either (i) certify that Subadvisor has complied in all material respects with such policies and procedures or (ii) provide a written report to Advisor describing any material violations ofsuch policies and procedures;

G) Subadvisor has adopted proxy voting policies which comply in all material respects with the requirements of the 1940 Act.
(k)
Subadvisor shall exercise sole investment discretion over the Funds for purposes ofall applicable filing requirements under the 1934 Act, including without limitation Sections 13(d), (g) and (f), and if required shall file all such documents with the SEC; and

(I)
Subadvisor will deliver to Advisor and the Funds copies of any material amendments, supplements or updates to any ofthe information provided to Advisor pursuant to this Section 9 promptly after becoming available. ·

10. Representations and Warranties of Advisor. Advisor represents and warrants to Subadvisor, as follows: (a) Advisor is registered as an investment advisor under the Advisers Act.
(b)
Advisor is a corporation duly organized and validly existing under the laws of Wisconsin with the power to carry on its business as it is now being conducted.

(c)
The execution, delivery and performance by Advisor ofthis Agreement are within its powers and have been duly authorized by all necessary action, and Advisor has caused to be taken, and Advisor and the Funds (including Fund shareholders) have taken, all necessary action under the Advisory Agreement and the 1940 Act to authorize the appointment ofSubadvisor under.this Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement;

(d) This Agreement is a valid and binding agreement of Advisor.

(e)
Advisor has provided to Subadvisor the Corporation's current Registration Statement on Form N-1 A relating to the Funds. and agrees to promptly provide Subadvisor with all supplements or amendments thereto relating to the Funds and to advise Subadvisor promptly in writing ofany changes in a Fund's investment policies or restrictions.

(f)
The Advisory Agreement is a valid and binding agreement of Advisor and the Corporation on behalf ofeach Fund.

(g)
The Advisor has all authority under the Advisory Agreement necessary in order to ·enter into this Agreement and delegate to Subadvisor such of its duties as described in Sections I and 2 ofthis Agreement.

11. Survival of Representations and Warranties. All representations and warranties made by the parties pursuant to Sections 9 and I 0 will survive for the duration ofthis Agreement, and each party will immediately notify the other party in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.
12. Liability and Indemnification.
(a)
Liability. In the absence of willful misfeasance, bad faith, negligence, or reckless disregard on the pmt of Subadvisor of its duties or obligations under this Agreement, Subadvisor shall not be subject to any liability to Advisor for an.y act or omission in the course of, or in connection with, rendering services hereunder or for any loss suffered by Advisor, the Corporation. a Fund (including losses that may be sustained in the purchase, holding or sale of Investments), or its shareholders in connection with matters to which this Agreement relates. In the absence of willful misfeasance, bad faith, negligence, or reckless disregard on the part of Advisor of its duties or obligations under this Agreement, Advisor shall not be subject to any liability to Subadvisor for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Investments; provided, however, that nothing herein shall relieve Advisor or Subadvisor from any oftheir respective obligations under applicable law, including without limitation, federal and state securities laws and the CEA.

(b)
Indemn{fication. Subadvisor shall indemnify Advisor and its respective officers, directors and "controlling persons" (within the meaning of Section 2(a)(9) of the 1940 Act), for any liability and expenses, including reasonable attorneys' fees, which may be sustained as a result of Subadvisor's willful misfeasance, bad faith, negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA. Advisor shall indemnify Subadvisor and its respective managing members, officers, directors and "controlling persons" (within the meaning of Section 2(a)(9) of the 1940 Act) for any liability and expenses, including reasonable attorneys' fees, which may be sustained as a result of Advisor's willful misfeasance, bad faith, negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.

13. Duration and Termination.

(a)
Duration. This Agreement shall begin with respect to a Fund after it has been approved in accordance with the requirements of the 1940 Act and the Exhibit relating to such Fund has been executed by Advisor and Subadvisor and shall continue in effect for two years from its effective date and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually (i) by the vote ofa majority of the Board, including a majority of the directors who are not parties to this Agreement or "interested persons" (as that phrase is defined in Section 2(a)(l9) the 1940 Act) of any such party, cast in person at a meeting called for that purpose or (ii) by the vote of a majority of the outstanding "voting securities" (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Fund.

(b)
Termination. Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty: (i) by the vote of a majority of the Board, by the vote of a majority ofthe outstanding voting securities of such Fund or by Advisor, in each case upon not more than 60 days' written notice; or (ii) by Subadvisor upon not less than 120 days' written notice to Advisor, the Corporation, and such Fund. This Agreement shall also terminate automatically in the event of its "assignment" (as defined in Section 2(a)(4) of the 1940 Act) or upon the termination ofthe Advisory Agreement.

14. Amendment. This Agreement may be amended with respect to a Fund by the mutual consent ofthe parties, provided that the terms of each such amendment shall be approved by (i) the affirmative vote of a majority of the Board cast in person at a meeting called for that purpose, including a majority of directors who are not "interested persons" of such Fund or Advisor, and (ii) if necessary, by a vote of a majority ofthe outstanding '"voting securities" (as that phrase is defined in Section 2(a)(42) ofthe 1940 Act) ofsuch Fund.
15. Confidentiality.
(a) Subject to the duties ofthe parties to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, each patty shall treat as confidential all non-public information pertaining to the Funds and the actions of Subadvisor, Advisor and the Corporation in respect thereof. Subadvisor agrees to adhere to the privacy policies adopted by the Corporation pursuant to Regulation S-P under the Gramm-Leach-Biiley Act. Subadvisor has adopted, implemented and agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to a Fund's shareholders in compliance with Regulation S-P. Subadvisor will not share any nonpublic personal information concerning a Fund's shareholders with any other party except as necessary for the performance of duties under this Agreement or as required by law or allowed under one of the exceptions set forth in Regulation S-P.
(b) In addition to the obligations set out in Section IS( a), each party shall treat as confidential all Confidential Information of the other (as that term is detined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, officers, directors, employees, advisers, auditors and the Fund's service providers who reasonably require access to such Confidential Information, and otherwise maintain policies and proced·ures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, research, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.
16. Notice; Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered or mailed postpaid to the other party, or transmitted by electronic delivery (e.g., e-mail or fax) with acknowledgment of receipt, to the parties at their principal places of business, which may from time to time be changed by the parties by notice to the other party. As of the date of this Agre~ment, the addresses ofthe parties are:
Advisor:
Robert W. Baird & Co. Incorporated
Attention: General Counsel
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
E-Mail: cmweber@rwbaird.com
Fax: 1-414-298-7800

Subadvisor:
L2 Asset Management, LLC
Attention: Matt Malgari, CEO
66 G lezen Lane
Wayland, Massachusetts 01778
E-mail: matt@l2asset.com

17.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the internal laws ofthe State of Wisconsin, without giving effect to conflicts of laws principles; provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, Advisors Act or the rules and regulations promulgated with respect to such respective Acts.

18.
Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.·

19.
Third Party Rights. In addition to the parties hereto, this Agreement is intended to be for the benefit of the Corporation, which is intended to be a third-party beneficiary hereunder and may, as such, exercise such rights as if it were Advisor. With the exception of such parties, no other party shall have any rights hereunder.

20.
Severability. If any provision of this Agreement is held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

21.
Miscellaneous. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision ofthe 1940 Act shall be resolved by reference to such term or provision ofthe 1940 Act and to interpretations thereof. Specifically, as used in this Agreemen~ "investment company," "affiliated person," "interested person," "assignment," "broker/' "dealer" and "affirmative vote of the majority of the Fund's outstanding voting securities" shall all have such meaning as such terms have in the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order ofthe SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20. Sole Agreement. This Agreement represents the entire agreement and understanding between the parties and sets forth the rights, duties and obligations of each party to the other as of its date. Any prior agreements, understandings and representations relating to the subject matter of this Agreement are incorporated herein.
{Signature Page Follows]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year fi rst wri tten above.
ROBERT W. BAIRD & CO. INCORPORATED
By: /S/ Charles Weber
Name: Charles Weber Title: Managing Director
L2 ASSET MANAGEMENT, LLC
By: /S/ Matt Malgari
Name: Matt Malgari Title: CEO
EXHIBIT A
to the
Subadvisory Agreement

BAIRD LARGECAP FUND
The Subadvisory Fcc shall be equal to:
50% of the net advisory fcc received by Advisor from the Fund after giving effect to the expense cap/reimbursement agreement between Advisor and the Corporation, on behalf of the Fund, when the fair market value of assets managed by Subadvisor on behalf of the Advisor arc less $3 billion;
60% of the net advisory fcc received by Advisor from the Fund after giv ing effect to the expense cap/reimbursement agreement between Advisor and the Corporation, on behalf of the Fund, when the fair market value of all assets managed by Subadvisor on behalf of the Advisor are between $3 billion and $5 billion; and
70% of the net advisory fee received by the Advisor from the Fund after giv ing effect to the expense cap/reimbursement agreement between Advisor and the Corporation, on behalf of the Fund, when the fair market value of all assets managed by Subadvisor on behalf of the Advisor exceed $5 billion.
Executed as of this 29th day of April. 20 16.
ADVISOR:
ROBERT W. BAIRD & CO. INCORPORATED
SUBADVISOR:
L2 ASSET MANAGEMENT, LLC